NEWS RELEASE www.AGCOcorp.com AGCO Announces Completion of Sale of TAFE Interest DULUTH, Ga. | September 30, 2025 | AGCO Corporation (NYSE: AGCO), a global leader in the design, manufacture and distribution of agricultural machinery and precision ag technology, today announced the completion on September 30, 2025, of its sale to Tractors and Farm Equipment Limited ("TAFE") of AGCO’s ownership interest in TAFE for an aggregate amount of $260 million, with after-tax proceeds from the sale totaling approximately $230 million. As part of the sale process, the substantive provisions of several previously disclosed agreements AGCO entered into with TAFE on June 30, 2025, became effective, and the Letter Agreement between AGCO and TAFE dated April 24, 2019, as most recently amended on July 7, 2025, expired. Details of the agreements can be found here, which also were filed with the U.S. Securities and Exchange Commission on July 1, 2025, as exhibits to a Form 8-K filing. ### About AGCO AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural machinery and precision ag technology. AGCO delivers value to farmers and OEM customers through its differentiated brand portfolio including leading brands Fendt®, Massey Ferguson®, PTx and Valtra®. AGCO's full line of equipment, smart farming solutions and services helps farmers sustainably feed our world. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of approximately $11.7 billion in 2024. For more information, visit www.agcocorp.com. Media Contact: Rachel Potts, Chief Communications Officer, 678-654-7719, Rachel.Potts@AGCOcorp.com Investor Relations Contact: Greg Peterson, Vice President, Investor Relations, (770) 232-8229, Greg.Peterson@AGCOcorp.com